Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – May 8, 2007

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q1 Sales Up 16%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three months ended April 30, 2007.

Total sales for the first quarter increased 16% to $314.5 million. Comparable store sales at Anthropologie and Free People were up 2% and 8%, respectively and down 5% at our Urban Outfitters stores. Total Company comparable store sales decreased 2% versus a 3% decrease during the same quarter last year. Direct-to-consumer sales jumped 30% and Free People Wholesale sales rose 12% for the quarter.

“Sales at all of our brands rose significantly during the first quarter fueled largely by new store growth and excellent results in the Direct-to-consumer businesses,” said Richard A. Hayne, Chairman and President. “The Company produced positive total ‘comp’ store sales during the first two months of the quarter but April was a difficult month due mostly to weather issues. With a return to more normal spring weather in the month of May, sales have rebounded nicely,” finished Mr. Hayne.

Net sales for the three month periods were as follows:

	Three months ended April 30,
	2007	2006
	(in thousands)
Urban Outfitters store sales	$129,908	$117,113
Anthropologie store sales	118,599	99,928
Direct-to-consumer sales	43,507	33,486
Free People sales	22,530	19,480

Total net sales	$314,544	$270,007

During the first quarter, the Company opened four new Urban Outfitters stores and two new Anthropologie stores or six new stores in total. The Company plans to open at least 38 new stores during fiscal year 2008. Management expects to release the Company’s quarterly operating results on May 10, 2007.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 110 Urban Retail stores in the United States, Canada, and Europe; two Urban Outfitters web sites and an Urban catalog; 95 Anthropologie Retail; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 8 Free People stores, a web-site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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